Exhibit 4.4

CONSENT TO AMENDMENT

WHEREAS, the undersigned (the “Shareholders”) are party to, or successor in interest to a party to, that certain Anti-Dilution Agreement (the “Anti-Dilution Agreement”), dated as of May 31, 2002 [sic], between the Shareholders and UTI Corporation (the “Company”), a Maryland corporation formerly known as MDMI Holdings, Inc.;

WHEREAS, the Shareholders holding a majority of the outstanding Preferred Shares and Convertible Shares (as defined in the Anti-Dilution Agreement) have the right, pursuant to Section 8 of the Anti-Dilution Agreement, to amend the Anti-Dilution Agreement;

WHEREAS, the Company desires to issue Class C Redeemable Preferred Stock with attached $0.01 warrants exercisable into Class AB Convertible Preferred Stock (collectively, including the issuance of the underlying Class AB Convertible Preferred Stock (the “Class AB Stock”) upon exercise of such warrants, the “Class C Units”);

WHEREAS, pursuant to the terms of the Anti-Dilution Agreement, the Shareholders may be entitled to an Adjustment Right (as such term is defined in the Anti-Dilution Agreement) in connection with the Company’s issuance of the Class C Units;

WHEREAS, the Shareholders desire to agree to set the amount of the Adjustment Right in connection with the Company’s issuance of the Class C Units;

WHEREAS, the Shareholders desire to relieve the Company of its obligation to prepare and file the certificate identified in Section 6(i) of the Anti-Dilution Agreement including, without limitation, the report of independent public accountants associated therewith (the “Adjustment Certificate”);

WHEREAS, the Shareholders desire to clarify certain provisions of Section 4 of the Anti-Dilution Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Anti-Dilution Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged and pursuant to Section 8 of the Anti-Dilution Agreement:

1.             In connection with the Company’s issuance of the Class C Units including, without limitation, the issuance of the Class AB Stock and the common stock issuable upon conversion of the Class AB Stock, (a) the aggregate Adjustment Right shall be 34,000 shares to be allocated pro rata among the Holders in accordance with their current holdings of Shares and (b) the Company is relieved of its obligation to prepare and file the Adjustment Certificate; provided, however, that the Company will provide notice of the Adjustment Rights to the Holders pursuant to Section 6(ii) of the Anti-Dilution Agreement.

2.             Section 4(a)(2) of the Anti-Dilution Agreement is deleted in its entirety and replaced with the following:

“(2) Common Stock issued as consideration for the acquisition of any person, or”

3.             Section 4(b)(1) of the Anti-Dilution Agreement is deleted in its entirety and replaced with the following:

“(1) convertible securities issued as consideration for the acquisition of any person; provided that such securities are substantially similar to the Class A-1 Convertible Preferred Stock of the Company (except as to liquidation preference),”

4.             Except as expressly set forth herein, the terms, provisions and conditions of the Anti-Dilution Agreement shall remain in full force and effect and are in all respects hereby ratified and confirmed. Other than as specifically provided herein, this Amendment shall not operate as a waiver or amendment of any right, power or privilege of any Shareholder under the Anti-Dilution Agreement or of any other term or condition of the Anti-Dilution Agreement. This Amendment shall not be construed in any manner to establish (or indicate) any course of dealing on any Shareholder’s part, including, without limitation, the providing of any notice or the requesting of any acknowledgement with respect to any future amendment, waiver, supplement or other modification to the Anti-Dilution Agreement or any arrangement contemplated thereby.

5.             This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatories thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the Shareholders have executed this Amendment as of the 27th day of February, 2003.

DLJ INVESTMENT PARTNERS II, LP.

By:	/s/ MICHAEL ISIKOW
	Name:	Michael Isikow
	Title:	Attorney in Fact

DLJ INVESTMENT PARTNERS, L.P.

By:	/s/ MICHAEL ISIKOW
	Name:	Michael Isikow
	Title:	Attorney in Fact

DLJIP II HOLDINGS, L.P.

By:	/s/ MICHAEL ISIKOW
	Name:	Michael Isikow
	Title:	Attorney in Fact

SECURITY LIFE OF DENVER INSURANCE COMPANY

By:
Name:
Title:

UTI CORPORATION

By:	/s/ STEVEN D. NEUMANN
	Name:	Steven D. Neumann
	Title:	Vice President and Assistant Secretary